Exhibit 99.2

Select Medical Corporation Appoints Thomas Scully to Its Board

     MECHANICSBURG, PENNSYLVANIA — - February 11, 2004 — - Select Medical Corporation (NYSE: SEM) today announced the appointment of Thomas Scully to its Board of Directors. Mr. Scully recently resigned as Administrator of the Centers for Medicare & Medicaid Services (“CMS”), where he served from 2001 through 2003. Mr. Scully fills an open seat on Select’s board, bringing the total number of board members to ten.

     “We are delighted to have Tom Scully join our Board,” said Rocco A. Ortenzio, Select’s Executive Chairman. “We look forward to the opportunity to benefit from Tom’s breadth of business management and government experience.”

     Mr. Scully was appointed by President George W. Bush and confirmed by the United States Senate as the Administrator of CMS. Formerly known as the Health Care Financing Administration, CMS is responsible for the management of Medicare, Medicaid, SCHIP, and other national healthcare initiatives. CMS controls more spending than any other federal agency—over $600 Billion for fiscal year 2004. At CMS, Mr. Scully was noted for his instrumental role in passing Medicare reform and Medicare Rx legislation, as well as for changing the agency’s culture and making the vast agency more open and accountable to the public. Mr. Scully initiated the first public reporting and disclosure for comparative quality among hospitals, nursing homes, home health agencies and dialysis centers. Mr. Scully also initiated a broad public education campaign to improve seniors’ awareness and utilization of their Medicare benefits.

     Before joining CMS, Mr. Scully served as President and Chief Executive Officer of the Federation of American Hospitals from January 1995 to May 2001. The Federation represents over 1,700 privately owned and managed hospitals.

     Mr. Scully is also a former partner in the Washington, D.C. law firm of Patton Boggs, LLP, where his practice focused on regulatory and legislative work in health care. Before joining the law firm, Mr. Scully worked at the White House in the first Bush Administration: as Deputy Assistant to the President and Counselor to the Director of the Office of Management and Budget (“OMB”) from 1992-93; and as Associate Director of OMB for Human Resources, Veterans and Labor from 1989-92. In 1988, Mr. Scully worked on the Bush for President campaign. He was an attorney with Akin Gump from 1985-1988 and he worked for U.S. Senator Slade Gorton from 1980-1985.

     Mr. Scully holds a Juris Doctor degree from Catholic University and a Bachelor’s degree from the University of Virginia.

Exhibit 99.2

     Mr. Scully joined Alston & Bird as Senior Counsel on January 1, 2004. He simultaneously joined Welsh, Carson, Anderson and Stowe (“WCAS”) as a Senior Advisor. At Alston and Bird, his law practice focuses on healthcare regulatory and legislative matters, as well as on advising clients on health policy and strategies for healthcare delivery. At WCAS, Mr. Scully supports the private equity firm’s existing broad base of health investments, and develops and evaluates new investment opportunities.

     Select Medical Corporation is a leading operator of specialty hospitals in the United States. Select operates 79 long-term acute care hospitals in 24 states. Select operates four acute medical rehabilitation hospitals in New Jersey. Select is also a leading operator of outpatient rehabilitation clinics in the United States and Canada, with approximately 790 locations. Select also provides medical rehabilitation services on a contract basis at nursing homes, hospitals, assisted living and senior care centers, schools and worksites. Information about Select is available at http://www.selectmedicalcorp.com.

     Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by Select with the Securities and Exchange Commission. Many of the factors that will determine Select’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. Select undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Investor inquiries:

Joel Veit, 717/972-1101
ir@selectmedicalcorp.com